Exhibit 23(d)


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of UniSource Energy Corporation on Form S-3 of our report dated February 23, 1998, (March 11, 1999 as to information with respect to 1997 and 1996 periods in Note 4 and Note 12), appearing in the Annual Report on Form 10-K of UniSource Energy Corporation for the year ended December 31, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Phoenix, Arizona

December 22, 1999